Exhibit 4.34

THIS COLLABORATION AND SERVICES AGREEMENT dated as of the February 28, 2018 is made

BETWEEN:

EHAVE, INC., a company incorporated under the laws of the Province of Ontario, Canada (“Ehave”);

- and -

REVIVE THERAPEUTICS LTD., a company incorporated under the laws of Province of Ontario, Canada (“Collaborator”)

RECITALS:

A.	Ehave has developed a software platform that provides an end-to-end patient management solution to healthcare professionals and provides that platform to users as a service.

B.	Collaborator is in the business of developing speciality pharmaceuticals.

C.	Collaborator desires to use Ehave’s platform to accelerate its research and development of speciality pharmaceuticals by utilizing the patient management and data analytics capability of Ehave’s solution.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties covenant and agree as follows:

1.	INTERPRETATION

(a)	Definitions

In this Agreement and the schedules annexed hereto, the following terms shall have the respective meanings indicated below:

“Acceptance Criteria” has the meaning ascribed to it in Section 3(e).

“Acceptance Period” has the meaning ascribed to it in Section 3(e).

“Acceptance Procedures” has the meaning ascribed to it in Section 3(e).

“Agreement” means this service agreement and all Exhibits attached hereto.

“Applicable Laws” means any and all (i) laws, statutes, rules, regulations, by laws, codes, treaties, constitutions and ordinances, including Privacy Legislation (“Laws”), (ii) order, directive, judgment, decree, award or writ of any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange (“Orders”), and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority (“Policies”); which are applicable to or govern Collaborator, Ehave or the transactions contemplated by this Agreement.

“Authentication ID” means a security mechanism by which an Authorized User identifies herself or himself to the Ehave Platform and gains access thereto, which security mechanism may include user identification, passwords, digital certificates or any other similar process mechanism for authentication and recognition as determined by Ehave from time to time.

“Authorized User” means an individual who Collaborator has authorized to access and use the Services.

“Business Day” means any calendar day except for Saturday or Sunday or any statutory holiday observed in the Province of Ontario.

“Business Hour” means the hours between 9:00 a.m. and 5:00 p.m. on Business Days.

“Claim” has the meaning ascribed to it in Section 15(a).

“Collaboration Activities” means those activities set out in Section 2 and in Schedule “2” attached hereto.

“Collaborator Data” means collectively any data, files, documentation or other information that Collaborator or any of its Authorized Users may: (i) upload to the Ehave Platform when using the Services; and (ii) processed through the use of the Services.

“Confidential Information” means this Agreement, the Software, Collaborator Data and all ideas, designs, business models, databases, drawings, documents, diagrams, formulas, test data, marketing, financial or personnel data, sales information, customer or supplier information, including information provided by such customers or suppliers, or any other information already furnished and to be furnished or made available by one Party to the other, whether in oral, written, graphic or electronic form including any such information exchanged during informational sessions designated as confidential, including, without limitation, information concerning a Party's actual and potential customers and other Intellectual Property Rights of such Party, provided, however, that Confidential Information shall not include any data or information:

(i)	that, at the time of disclosure, is in or, after disclosure, becomes part of the public domain, through no act or failure on the part of the receiving Party, whether through breach of this Agreement or otherwise;

(ii)	that, prior to disclosure by the disclosing Party, was already in the possession of the receiving Party, as evidenced by written records kept by the receiving Party in the ordinary course of its business, or as evidenced by proof of actual prior use by the receiving Party;

(iii)	independently developed by the receiving Party, by Persons having no direct or indirect access to the disclosing Party’s Confidential Information provided that the receiving Party provides clear and convincing evidence of such independent development;

(iv)	which, subsequent to disclosure, is obtained from a third Person: (A) who is lawfully in possession of the such information; (B) who is not in violation of any contractual, legal, or fiduciary obligation to either Party, as applicable, with respect to such information; and (C) who does not prohibit either Party from disclosing such information to others; or

(v)	is further disclosed with the prior written consent of the disclosing Party, but only to the extent of such consent.

“Customization” means any change to the Software requested by Collaborator, which requires modification to the Software’s Source Code.

“Effective Date” means the date first written above.

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“Ehave Platform” means the Software, Ehave Server and such devices and peripherals physically located with the Ehave Server, including all computer hardware, software, network elements, and electrical and telecommunications infrastructure located behind the Point of Access.

“Ehave Server” means that computer server located at Ehave’s premises, or a third party provider of hosting and/or network services, that houses the Software.

“Fees” means the charges, as set out in Exhibit “B” attached hereto, to be paid by Collaborator to Ehave for the performance of the Services.

“Governmental Authority” means any domestic, foreign or supranational government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, tribunal, commission, bureau, board or other instrumentality, including international institutions, exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Implementation Plan” has the meaning ascribed to it in Section 3(a).

“Intellectual Property” means any property, tangible or intangible, that may be subject to Intellectual Property Rights, including without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, programs, inventions, technologies, software (including its source code), tools, products knowledge, know-how, including without limitation, trade secrets, and other materials or things.

“Intellectual Property Rights” means (a) any and all proprietary rights anywhere in the world provided under (i) patent law; (ii) copyright law, including moral rights; (iii) trademark law; (iv) design patent or industrial design law; (v) semiconductor chip or mask work law; (vi) trade secret law; (vii) privacy law; or (viii) any other statutory provision or common law principle applicable to this Agreement which may provide a right in either (A) Intellectual Property; or (B) the expression or use of Intellectual Property; and (b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

“Licensed Materials” means collectively the Ehave Platform and the User Documentation.

“Objectionable Content” means content that infringes any Applicable Laws, regulations or third party rights, and content which is obscene, indecent, pornographic, seditious, offensive, defamatory, threatening, liable to incite racial hatred, menacing, blasphemous, misleading, deceptive or in breach of any person’s Intellectual Property Rights.

“Party” means either Ehave or Collaborator; and “Parties” means both of them.

“Person” means any individual, estate, sole proprietorship, firm, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, limited liability company, corporation, body corporate, trustee, trust, Governmental Authority or other entity or organization and includes any successor to any of the foregoing.

“Point of Access” means Ehave’s, or its subcontractor’s, border router, which is used to establish connectivity from the Ehave Platform to Ehave’s, or its subcontractor’s, Internet provider, or the public Internet.

“Personal Information” means any information, including any information identifiable to an individual that is protected under applicable Privacy Legislation.

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“Privacy Legislation” means the Personal Information and Protection of Electronic Documents Act (Canada), the Personal Health Information Protection Act, 2004 (Ontario) and any other Canadian, federal or provincial, or other Governmental Authority personal information protection legislation, as from time to time enacted or amended.

“Security Requirements” means those safeguards and controls set out in Exhibit “D”.

“Services” means collectively the services to be provided by Ehave to Collaborator as described and set out in this Agreement and the Exhibits referenced herein.

“Software” means Ehave’s proprietary patient and data management software.

“Solution” means the Licensed Materials configured for Collaborator in accordance with the specifications set out in Schedule “1”.

“Source Code” means the human-readable form of a computer instruction, including, but not limited to, related system documentation, all comments and any procedural code.

“Specifications” means, with respect to the Software, the functional specifications for the performance, operation and use of the Software, as set out in the User Documentation.

“Term” has the meaning ascribed to it in Section 9.

“Term Sheet” has the meaning ascribed to it in Recital D above.

“Transition out Period” has the meaning ascribed to it in Section 10(f).

“Transition-out Services” has the meaning ascribed to it in Section 10(f).

“User Documentation” means the documents, user manuals and guides with respect to the operation, use and functions of the Software, which may be amended or updated by Ehave from time to time.

“Virus” means a piece of code usually (but not necessarily) disguised as something else that causes some unexpected and, for the victim, usually undesirable, event and which is designed so that it may automatically spread to other computer users; the term ‘Virus’ will also be deemed to include worms, cancelbots, trojan horses, harmful contaminants (whether self-replicating or not) and nuisance causing or otherwise harmful applets.

(b)	Headings

The division of this Agreement into articles, sections, schedules and other subdivisions, and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

(c)	Currency

Unless otherwise specified, all references to monetary amounts, including the symbol “$”, are in respect of Canadian currency.

(d)	Exhibits and Schedules

The following Exhibits and Schedules are a part of and are integral to this Agreement:

Exhibit “A”	-	Authorized Users, Term, Fees, Payment Terms and Invoicing
Exhibit “B”	-	Help Desk Services
Exhibit “C”	-	Service Level Objectives
Exhibit “D”	-	Security Requirements

Schedule “1”	-	Development and Implementation Plan
Schedule “2”	-	Collaboration Activities

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(e)	Entire Agreement

This Agreement, together with any other documents to be delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties, including the Term Sheet. Except as expressly provided in this Agreement, there are no representations, warranties, conditions other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement. The execution of this Agreement has not been induced by, nor do either of the Parties rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements not expressly made in this Agreement or in the other documents to be delivered pursuant hereto.

(f)	Governing Law:

This Agreement shall be governed by, and construed and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). The Parties hereto agree to submit to the exclusive jurisdiction of the courts of the Province of Ontario and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

(g)	Severability:

In the event that any provision (or any portion of a provision) of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein in regards to that particular jurisdiction.

2.	COLLABORATION ACTIVITIES

The Parties acknowledge that one of the purposes of entering into this Agreement is to enhance the each of the Parties service offerings top their respective customers. In that regard, the Parties agree to perform the Collaboration Activities set out in Schedule “2” attached hereto for the duration of the Term of this Agreement.

3.	EHAVE SERVICES GENERALLY

Subject to the terms and conditions contained in this Agreement and payment of the Fees by Collaborator to Ehave, Ehave shall perform the Services as set out herein to Collaborator in accordance with the terms hereof and the policies and procedures in relation to the Service, which are established by Ehave from time to time. In the event of a conflict between the preceding documents, the following shall be the order of precedence: (i) this Agreement; and (ii) the policies and procedures set out by Ehave from time to time, which may be posted on the Ehave Platform.

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4.	IMPLEMENTATION

(a)	Implementation

Attached hereto as Schedule “1” is the development and implementation plan (the “Implementation Plan”), which sets out the procedures and obligations of each of the Parties in relation to the implementation of the Solution. The Parties acknowledge that at the time of execution of this Agreement that the Implementation Plan may not have been fully developed, but that the development of the detailed Implementation Plan will be the first step in respect of the development and implementation of the Solution, in which case, once approved by the Parties, the Implementation Plan so developed will be attached hereto and shall replace Schedule “1”. Once finalized the Implementation Plan may not be changed or modified by either Party, except in accordance with the procedures set out in Section 3(d).

(b)	Customizations:

Collaborator acknowledges that implementation of the Solution involves configuration of the Licensed Materials, but does not include the development and deployment of any Customizations. If the Implementation Plan requires any Customizations and Ehave agrees to make such Customizations, Collaborator acknowledges and agrees that Ehave shall be the sole and exclusive owner of such Customizations and its Specifications, including all Intellectual Property Rights therein. Any such Customizations developed by Ehave shall form part of and shall be deemed Software for the purposes of this Agreement.

(c)	Obligations

Each of Ehave and Collaborator shall perform their respective obligations and responsibilities set out in the Implementation Plan as necessary to accomplish the configuration and implementation of the Solution. Collaborator acknowledges that the implementation of the Solution requires decisions and input from Collaborator and for Collaborator to perform its obligations thereunder in a timely manner. In the event that Collaborator delays in providing such decisions, input or performance of its obligations, implementation of the Solution shall be correspondingly delayed. Once the implementation of the Solution is completed, Ehave shall notify Collaborator of such completion and that the Solution is ready for testing in accordance with Section 3(e).

(d)	Change Control Process

Either Party may request additions, deletions or amendments in respect of the implementation of the Solution (“Change”). Changes shall be requested in writing signed by an authorized representative of the Party requesting the Change (“Change Request”). Ehave shall have no obligation to perform, and Collaborator shall have no obligation to pay for, services related to any proposed modification or change unless both Parties have agreed to the modifications or changes in writing in accordance with the procedures set forth herein. The Change Request shall include a reasonably detailed description of the scope and nature of the requested Change. If Collaborator desires a Change, Ehave shall evaluate such change as it relates to the scope of providing the Services and implementing the Solution. As soon as reasonably possible after receipt of Collaborator’ request, Ehave agrees to provide Collaborator with a written estimate of the cost, if any, of the requested Changes. The costs, if any, associated with the development of such estimate shall be borne by Collaborator. Upon Collaborator’ approval of the cost estimate and any additional terms and conditions related to such Changes, including delivery dates and payment terms provided by Ehave, the Parties shall revise the Implementation Plan and it shall replace the Implementation Plan attached hereto as Schedule “1”.

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(e)	Acceptance

The criteria (“Acceptance Criteria”) which the Solution is to meet and the procedures by which such criteria are to be tested (“Acceptance Procedures”) shall be set out in the Implementation Plan and shall follow the requirements set out in this Section 3(e). Once notified by Ehave that the Solution is ready for acceptance testing, Collaborator shall perform the tests as set out in the Acceptance Procedures. Unless otherwise set out in the Acceptance Procedures, Collaborator shall have ten (10) Business Days to perform the acceptance tests as set out in the Acceptance Procedures and to provide Ehave written notice of acceptance or non-acceptance of the Solution (the “Acceptance Period”). Collaborator shall not refuse to accept the Solution unless all or portions of the Solution fail to substantially perform, in any material respect, in accordance with the Acceptance Criteria. Any notice of non-acceptance shall describe the material failure of the Solution in reasonable detail and Collaborator shall provide Ehave with reasonably detailed documentation and explanations, together with underlying data, to substantiate the failure and to reasonably assist Ehave in its efforts to diagnose and correct the failure. If Collaborator gives notice to Ehave of non-acceptance of the Solution then Ehave shall investigate the reported failure in good faith and correct same. If Ehave does not correct the failure within fifteen (15) Business Days after receipt of Collaborator’ notice of non-acceptance, then Collaborator shall at its sole discretion, promptly return to Ehave all copies of the Licensed Materials under the applicable Statement of Work and any other items delivered to Collaborator by Ehave thereunder. If, within such fifteen (15) Business day period, Ehave does correct the failure, then Ehave shall give written notice to Collaborator certifying that the failure has been corrected, and another Acceptance Period of the same duration as the initial Acceptance Period shall begin and shall be governed by the provisions of this Section 3(e) upon delivery of the corrected Solution to Collaborator. If the Acceptance Procedures were conducted three (3) times and the Solution failed to pass the Acceptance Criteria on the third (3rd) try, then, at the discretion of either Party, Ehave may continue to fix the problem or terminate this Agreement in which case, Collaborator shall promptly return to Ehave all copies of the Licensed Materials and any other items delivered to Collaborator by Ehave thereunder.

(f)	Deployment

Once Collaborator provides Ehave written notice of acceptance, Ehave will deploy the Solution by promoting the Solution into production in accordance with, and within the timelines set out, in the Implementation Plan.

5.	EHAVE SYSTEM

(a)	Provision and Access to Ehave Platform

The Service will require access and use of the Ehave Platform. Ehave shall operate and maintain the Ehave Platform in accordance with the terms of this Agreement, including the Service Level Objectives set out in Exhibit “C” and the Security Requirements set out in Exhibit “D”. Access to the Ehave Platform may be through a secure connection with the public Internet. Collaborator acknowledges and agrees that Ehave is not responsible or liable for any communication over the public Internet.

(b)	Security Requirements

Ehave shall implement and maintain those safeguards and controls set out in Exhibit “D” to deter and for the detection, prevention and correction of any unauthorized intrusion, access or use of the Ehave Platform and Collaborator Data. Collaborator acknowledges and agrees that notwithstanding the Security Requirements, such methods and procedures may not prevent unauthorized electronic intruders to access the Ehave Platform through the Internet or through other form of electronic communication. If such unauthorized electronic intruders are able to bypass Ehave’s security protocols, firewall and safeguards, such unauthorized electronic intruder may change, delete or otherwise corrupt the contents and data contained in the Ehave Server, including the Collaborator Data. Except for the maintenance of appropriate firewall and safeguards in compliance with the Security Requirements, which are designed to frustrate access from unauthorized electronic intruders, Ehave shall not be liable to Collaborator, and hereby disclaims responsibility, with respect to any action, destructive or otherwise, by any unauthorized electronic intruder.

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(c)	Maintenance

From time to time, it will be necessary for Ehave to perform maintenance on the Ehave Platform. Such maintenance includes routine maintenance to ensure the continued provision of the Services through the continued operation of the Ehave Platform or upgrading, updating or enhancing the Ehave Platform. Ehave shall use its commercially reasonable efforts to perform such maintenance at such times to minimize the impact of any downtime of the Ehave Platform to Collaborator. To the extent Ehave is able; Ehave shall notify Collaborator in advance of any scheduled maintenance by posting a message on the Website or by sending an email to the designated Collaborator Service Manager of the scheduled maintenance time and the anticipated duration of such maintenance.

(d)	Changes to Service

Ehave may, at any time, with or without notice to Collaborator (i) make changes that are necessary to comply with applicable safety, security or other statutory requirements or orders from applicable Governmental Authorities; (ii) supplement or make changes to its user documentation and to its rules of operations, access procedures, security and privacy procedures and policies; and (iii) change the components, type and location of the Ehave Platform.

(e)	Authentication IDs

Ehave will provide Collaborator with that number of Authentication IDs as set out in Exhibit “A” to be distributed by Collaborator to its Authorized Users. Collaborator shall control and maintain the security of all Authentication IDs. Collaborator shall be solely responsible for all instructions, commitments and other actions or communications taken under any of Its Authentication IDs. Collaborator shall promptly report to Ehave any errors or irregularities in the Service or the Ehave Platform or any unauthorized use of any part thereof and inform Ehave immediately if any Authentication ID becomes known to any third person who is not authorized to possess such password. Collaborator hereby indemnifies and holds harmless Ehave from any actions, claims, suits, proceeding or damages made against Ehave from a third person as a result of any use of Collaborator's Authentication IDs, whether or not such use is authorized by Collaborator.

(f)	Collaborator Data

Collaborator acknowledges and agrees that Ehave: (i) will not be responsible for the accuracy, completeness or adequacy of any Collaborator Data or the results generated from any Collaborator Data uploaded to the Ehave Platform and processed by the Software; (ii) has no control over any Collaborator Data or the results therefrom; (iii) does not purport to monitor Collaborator Data; and (iv) shall not be responsible to back up or maintain any back up of the Collaborator Data or portion thereof.

6.	USE OF SERVICES

(a)	Grant by Ehave

Subject to the terms and conditions of this Agreement commencing as of the Effective Date and for the duration of the Term, Ehave hereby grants to Collaborator a non-exclusive, non-transferable, revocable right, for Collaborator' internal business purposes and for that number of permitted Authorized Users as set out in Exhibit “A”, to access the Ehave Platform in accordance with the security protocols as set out herein for the purpose of:

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(i)	using the Software;

(ii)	viewing and displaying the User Documentation; and

(iii)	uploading, processing, viewing, displaying, using and downloading Collaborator Data to and from the Ehave Platform.

(b)	Restrictions on Use

Any rights not granted herein are strictly reserved by Ehave. Collaborator shall not (i) permit, any third Person to use the Licensed Materials, (ii) re-license or sublicense, lease, loan or otherwise distribute the Licensed Materials to any third Person; (iii) process or permit to be processed the data of any other Person, or (iv) use the Licensed Materials or the Service in the operation of a service bureau. Collaborator shall not, and shall not permit others to, reverse engineer, decompile, disassemble or translate any software used by Ehave to deliver the Services, including the Software, or otherwise attempt to view, display or print such software, including the Software's, Source Code.

(c)	Permitted and Authorized Users

Collaborator shall ensure that all Authorized Users are aware of the provisions of this Agreement, including their obligation to comply with the provisions contained herein as it relates to their use of the Services and the Software. Collaborator shall be responsible and liable for the actions and omissions of each Authorized User and their compliance of the provisions herein.

(d)	Help Desk

Ehave shall make available its help desk to support Collaborator and its Authorized Users use of the Services during Business Hours on Business Days in accordance with the provisions set out in Exhibit “B”.

7.	CUSTOMER'S OBLIGATIONS

(a)	Grant by Collaborator

Collaborator hereby grants to Ehave:

(i)	a royalty-free, non-exclusive, non-transferable right and licence to use, copy, store and display the Collaborator Data solely for the purpose of enabling Ehave to perform the Services under this Agreement; and

(ii)	a royalty-free, non-exclusive, perpetual right and license to use, copy, store and display Collaborator Data on an aggregated and anonymous basis for the purposes of improving or developing enhancements to the Licensed Materials or improving or enhancing the provision of Services from Ehave.

(b)	Collaborator Responsibilities

In addition to its other obligations contained in this Agreement, Collaborator shall:

(i)	be responsible for procuring, installing, operating, supporting and maintaining Collaborator' systems, including computer hardware and software, including browsers, necessary for Collaborator to access the Services (the minimum requirements of which are as stipulated on Exhibit “A”);

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(ii)	be responsible for procuring and maintaining communication services, including high speed Internet connections between Collaborator' systems and the Ehave Platform;

(iii)	assign, record and control the issuance and use of all Authentication IDs;

(iv)	be responsible for the accuracy, completeness and adequacy of all Collaborator Data; for the management, manipulation and processing of Collaborator Data; and the back up and maintenance of all Collaborator Data;

(v)	use of the Services, Ehave Platform and Software, by itself and Authorized Users in accordance with Applicable Laws, the terms of this Agreement and the User Documentation; and

(vi)	comply, at all times, with all applicable legal and regulatory requirements and with Ehave's conduct and security policies in respect of the use of the Services and the Software.

(c)	Prohibited Activities

Collaborator shall not:

(i)	use the Services for improper or unlawful purposes;

(ii)	include, or knowingly allow others to include, any Objectionable Content or introduce Viruses to the Ehave Platform and shall institute such security procedures and safeguards as Collaborator deems necessary to prevent the posting, uploading or inclusion of any Objectionable Content or Viruses to the Ehave Platform;

(iii)	intercept or attempt to intercept any messages transmitted to and from the Ehave Platform that are not intended for Collaborator or any of its Authorized Users;

(iv)	take any action that imposes an unreasonable or disproportionately large load on the Ehave Platform;

(v)	use the Services or the Software to develop any derivative works or any functionally compatible or competitive software;

(vi)	copy or download the Software or any other software used by Ehave to provide the Services and which is contained within the Ehave Platform; or

(vii)	remove any copyright or other proprietary rights notice on the Software or the User Documentation or any copies thereof.

(d)	Viruses

If Ehave, in its absolute discretion, forms the view that any Collaborator Data or any other information or files uploaded by Collaborator or any of its Authorized Users contains or includes a Virus or is considered Objectionable Content, Ehave may remove such Collaborator Data, information or file from the Ehave Platform and take such other action as Ehave deems necessary to protect the integrity and operation of the Services, Ehave Platform and the Software. Any costs associated with such removal may be charged by Ehave to Collaborator. Ehave shall notify Collaborator of its actions under this Section 6(d) as soon as reasonably possible.

8.	AUDIT RIGHTS

(a)	Ehave’s Audit Right

(i)	Ehave reserves the right to monitor and audit Collaborator’s and its Authorized Users’ usage of the Services for the purpose of (among others) ensuring compliance with the terms of this Agreement, including without limitation Section 6(c). Any such audit may be carried out by Ehave or a third party authorised by Ehave, at Ehave’s expense.

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(ii)	If Ehave’s monitoring activities or its audit pursuant to Section 7(a)(i) reveals that Collaborator’s or any Authorized User’s use of the Services is in contravention of this Agreement, including any Applicable Laws, then Ehave may immediately suspend and discontinue the Services to Collaborator or to that specific End User, at Ehave’s sole discretion and without notice to Collaborator. Ehave shall notify Collaborator of such suspension as soon as reasonably possible, which notice shall set out the circumstances of the suspension. If Collaborator rectifies the situation to Ehave’s satisfaction, then Ehave will reinstate the Services. If Collaborator does not rectify the situation within a reasonable period of time, then it shall be deemed a material breach of this Agreement and Ehave shall be free to terminate this Agreement under Section 10(c) and pursue any remedies available to it.

(iii)	If the audit pursuant to Section 7(a)(i) reveals the use of the Services by Collaborator is in excess of the permitted level set out in Exhibit “A”; or (ii) any Authentication ID has been provided to a person who is not an Authorized User, or access to the Ehave Platform was otherwise granted to a person who is not an Authorized User, or the number of Authentication IDs granted by Collaborator exceeds the number of Authorized Users set out in Exhibit “A”; Collaborator shall, without delay, pay Ehave the amount of Fees required for such level of use or number of Authorized Users based on Ehave’s then current list price for the Services. In case of unauthorized use of the Services and Software, whether by Collaborator, an Authorized User or another person, Ehave reserves the right to deny access to the Services, the Ehave Platform and/or the Software to Collaborator or such Authorized User or other person, by blocking without prior notification the IP address(es) used to access the Ehave Platform and/or Software by such Authorized User or other person.

(b)	Collaborator’ Regulatory Audits

(i)	Ehave shall provide to such auditors (including external auditors and Collaborator’s internal audit staff or agents) as Collaborator may designate in writing, access to the facility at which the Services are being performed, to systems and assets used by Ehave to provide the Services, to all appropriate Ehave personnel and subcontractors, and to the data, records and supporting documentation maintained by Ehave with respect to the Services for the purpose of performing audits and inspections of Ehave to enable Collaborator to satisfy applicable statutory and regulatory requirements or to certify compliance with Applicable Laws, and solely to the extent required to satisfy such requirements. The scope of such audits shall be limited solely to that which is necessary to enable Collaborator to satisfy its statutory or regulatory compliance obligations and may include, without limitation, and when applicable, (i) Ehave’s practices and procedures; (ii) controls as set out and which forms part of the Security Requirements; and (iii) disaster recovery and back-up procedures.

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(ii)	Collaborator and its auditors shall use commercially reasonable efforts to conduct such audits in a manner that will result in a minimum of inconvenience and disruption to Ehave’s business operations. Audits may be conducted only during normal business hours. Collaborator will provide Ehave with reasonable prior written notice of each audit, but with at least thirty (30) calendar days. Collaborator and its auditors will not be entitled to audit (i) data or information of other customers or clients of Ehave; or (ii) any Confidential Information of Ehave that is not necessary for purposes of the audit. Ehave will use commercially reasonable efforts to cooperate in the audit, will provide facilities to conduct the audit, will, to the extent applicable and reasonably practicable, convert any technical records maintained in an electronic format into a readily understandable format, or a format that can be readily understood without need for special equipment or specialized knowledge, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees and agents of Collaborator or its auditors as reasonably necessary. To the maximum extent possible, audits shall be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the Services. All information learned or exchanged in connection with the conduct of an audit, as well as the result of any audit, constitutes Ehave Confidential Information. Each Party shall maintain during the Term and thereafter as required by Applicable Law, a complete and accurate set of files, records and books and accounts of their transactions hereunder.

(iii)	In addition to the audit referred to in Section 7(b)(i), Ehave acknowledges that Collaborator may be subject to statutory audits and other requests for information from taxation and other Governmental Authorities. Collaborator shall notify Ehave in a timely manner after being contacted by such Governmental Authority regarding such an audit. Ehave shall respond reasonably to any requests from such Governmental Authority regarding Collaborator according to Collaborator’ direction, subject to Ehave’s obligations under Applicable Law. Except as otherwise required by Applicable Law, if Collaborator is contacted by a Governmental Authority regarding such an audit, Ehave may provide information to such Governmental Authority only under the direction of Collaborator. Ehave shall provide such information in a timely manner either to Collaborator or, at Collaborator’ request, directly to the applicable Governmental Authority. As part of this audit process, Ehave may be required to answer questions from Governmental Authorities with respect to its processing of certain transactions for Collaborator. Collaborator shall send a representative to be present at all such discussions with such Governmental Authorities if and to the extent not prohibited by Applicable Law.

(iv)	Any audits or provision of information under this Section 6(b) will be conducted at Collaborator’ expense.

(c)	Coordination of Regulatory Audits

Collaborator acknowledges that the audits set out in Section 7(b) are disruptive to the provision of the Services. In order to satisfy all audit requests from Collaborator and to Ehave’s other customers; Collaborator hereby agrees that Ehave may hire an independent third party auditor to conduct an audit in satisfaction of Section 7(b)(i) and to provide the results of such audit to Collaborator in lieu of Collaborator conducting its own audit pursuant to Section 7(b)(i). Alternatively and if consented to by Ehave, Collaborator shall coordinate with Ehave regarding the timing, scope and processes regarding of any audit conducted by Collaborator under Section 7(b)(i) to minimize any disruption to the Services and duplication of effort with any other similar audit.

(d)	Security Audit

On an annual basis, Ehave shall conduct and provide Collaborator the results of an audit conducted in accordance with the Statement on Standards for Attestation Engagements (SSAE) No. 16, Service Organization Control (SOC) 2 Report type audit or similar audits in respect of its operations. Ehave shall also provide Collaborator written notice and detail of any deficiencies that Ehave’s auditors (whether internal or external) found through the conduct of such audits and the remediation efforts that Ehave shall undergo to rectify such deficiencies.

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9.	FEES AND PAYMENT

(a)	Fees

Fees, payment terms and invoicing are as set out in Exhibit “A”. The Fees do not include applicable taxes. Ehave shall invoice the Fees and applicable taxes in accordance with the provisions set out in Exhibit “A”. Collaborator agrees to pay the Fees and applicable taxes in accordance with the payment terms as set out in Exhibit “A”.

(b)	Taxes:

Collaborator shall pay any and all taxes, however designated or incurred, which are paid or payable as a result of or otherwise in connection with the transactions contemplated in this Agreement including, without limitation, federal, provincial and local, excise, sales, use, goods and services, harmonized, value added and any taxes or other amounts in lieu thereof, except for any taxes based on Ehave’s net income.

(c)	Interest on Late Payments:

Where Collaborator fails to pay any amount in accordance with the payment terms set out in Exhibit “A”, Ehave shall have the right, in addition to any other rights or remedies available to it, to charge, and Collaborator shall pay, interest on such overdue amounts at the rate of 1% per month calculated daily, compounded monthly (12.68% per annum) both before and after any court judgement in respect of the same from the date such payment was due.

10.	TERM

This term of this Agreement and the rights and obligations of the Parties hereto shall commence as of the Effective Date and shall continue for such period set out in Exhibit “A” attached hereto (the “Initial Term”), unless terminated earlier in accordance with the provisions contained herein. Unless either Party notifies the other at least one (1) month prior to the expiration of the Initial Term or the then Renewal Term, this Agreement and the rights and obligations of the Parties hereto shall renew for an additional period of one (1) year (each a “Renewal Term”; the Initial Term and any Renewal Terms collectively referred to as the “Term”).

11.	SUSPENSION AND TERMINATION

(a)	Suspension of Services:

In the event that Collaborator does not pay the Fees or any portion thereof, when due, Ehave may immediately suspend Collaborator’s and each of its Authorized Users’ right to receive the Services and access and use of the Software.

(b)	Collaborator’ Right to Terminate:

Subject to Sections 10(e) and 10(g), Collaborator may terminate this Agreement and the rights granted hereunder without prejudice to enforcement of any other legal right or remedy, immediately upon giving written notice of such termination if Ehave:

(i)	breaches any material provision of this Agreement and such breach continues for a period of twenty (20) Business Days after delivery of a written notice by Collaborator requiring Ehave to correct such failure;

(ii)	commits a Service Level Termination Event; or

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(iii)	becomes or is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Ehave applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of Ehave; or Ehave institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against Ehave and is not dismissed within sixty (60) Business Days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of Ehave’s property and remains unsatisfied for sixty (60) Business Days.

(c)	Ehave’s Right to Terminate:

Subject to Sections 10(e) and 10(g), Ehave may terminate this Agreement and the rights granted hereunder without prejudice to enforcement of any other legal right or remedy, immediately upon giving written notice of such termination if Collaborator:

(i)	fails to pay in full any sum owing by it under this Agreement by the due date thereof and such failure continues for a period of five (5) Business Days after delivery of a written notice by Ehave requiring Collaborator to correct such failure;

(ii)	infringes the Intellectual Property Rights of Ehave;

(iii)	breaches any other material provision of this Agreement and such breach continues for a period of twenty (20) Business Days after delivery of a written notice by Ehave requiring Collaborator to correct such failure; or

(iv)	becomes or is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Collaborator applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of Collaborator; or Collaborator institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against Collaborator and is not dismissed within sixty (60) Business Days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of Collaborator’ property and remains unsatisfied for sixty (60) Business Days.

(d)	Waiver:

The waiver by either Party of a breach or default of any provision of this Agreement by the other Party shall not be effective unless in writing and shall not be construed as a waiver of any succeeding breach of the same or of any other provision. Nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege by such Party shall constitute a waiver.

(e)	Effect of Termination:

Upon the termination of this Agreement for any reason:

(i)	the Parties shall implement the Transition-Out Services pursuant to Section 10(f);

(ii)	Ehave shall terminate and invalidate any Authentication IDs associated with Collaborator and any of its Authorized Users;

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(iii)	Ehave shall, but not earlier than ten (10) Business Days after the termination or expiration of this Agreement, destroy any copies of the Collaborator Data contained in the Ehave Platform;

(iv)	Collaborator shall pay to Ehave the full amount of all Fees payable hereunder as of the date of termination, if any, whether already invoiced or not (including any amounts due as late payment charges), and any other monies owing to Ehave hereunder; and

(v)	each Party will return to the other Party all Confidential Information of the other Party which is then in its possession or control.

Collaborator acknowledges and agrees if Collaborator fails to download the Collaborator Data from the Ehave Platform in a timely manner, it may not have access to such information or such information may be destroyed by Ehave in accordance with the terms of this Section 10(e). Subject to Section 10(f), it is Collaborator' responsibility to download and obtain all Collaborator Data prior to the expiration or termination of this Agreement. Ehave shall have no responsibility, or any liability to Collaborator, for maintaining or providing to Collaborator the Collaborator Data or any portion thereof from and after the twentieth (20th) Business Day after the termination or expiration of this Agreement.

(f)	Transition Assistance:

Commencing at the earlier of (i) one (1) month prior to the scheduled expiration date of this Agreement; or (ii) the delivery of any notice of termination or non-renewal of this Agreement, and continuing through the effective date of expiration or termination and for a period of twenty (20 Business Days thereafter (the “Transition-out Period”), Ehave will, to the extent requested by Collaborator, provide to Collaborator (or at Collaborator's request to Collaborator's designee) such reasonable cooperation, assistance and services to facilitate the orderly wind down, transition and migration of the Services and transfer of the Collaborator Data from Ehave to Collaborator or Collaborator's designee (the “Transition-out Services”). Collaborator will continue to pay for Services properly rendered during the Transition-out Period, in each case until they are wound down or discontinued. For additional services and resources required to provide Transition-out Services, the applicable rate card then in effect under this Agreement will apply. As part of the Transition-out Services, Collaborator shall download any and all Collaborator Data contained on the Ehave Platform and store such Collaborator Data on Collaborator's systems.

(g)	Survival of Covenants:

Notwithstanding the termination or expiration of this Agreement for any reason, the covenants set out in this Section 10(g) and in Sections 8(c), 10(e), 10(f), 11, 12, 15, 16, 18, 19(a) and those provisions set out in Section 1 as necessary to interpret the foregoing provisions, of this Agreement shall survive any such termination or expiration.

12.	OWNERSHIP

(a)	Ehave’s Ownership

Collaborator acknowledges and agrees that, as between Collaborator and Ehave, Ehave owns all worldwide right, title and interest, including all Intellectual Property Rights, in and to: (i) the Ehave Platform; (ii) Software: (iii) User Documentation; and (iv) any modifications, enhancements, upgrades, updates or Customization to the Software or User Documentation. Collaborator does not acquire any rights, title or ownership interests of any kind whatsoever, express or implied, in any of the foregoing other than the licenses granted herein.

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(b)	Collaborator’ Ownership

Ehave acknowledges and agrees that all worldwide right, title and interest including, all Intellectual Property Rights in and to the Collaborator Data shall be the exclusive property of Collaborator. Ehave does not acquire any rights, title or ownership interest of any kind whatsoever, express or implied, in any of the Collaborator Data, other than the license granted herein.

13.	CONFIDENTIALITY

(a)	Obligation:

Each Party acknowledges that all Confidential Information consists of confidential and proprietary information of the disclosing Party. Each Party shall, and shall cause its employees, agents and contractors to hold Confidential Information of the other Party in confidence, and shall use the same degree of care by instruction, agreement or otherwise, to maintain the confidentiality of the other Party’s Confidential Information that it uses to maintain the confidentiality of its own Confidential Information, but with at least a reasonable degree of care commensurate with the nature and importance of such Confidential Information. Each Party agrees not to make use of Confidential Information other than for the exercise of rights or the performance of obligations under this Agreement, and not to release, disclose, communicate it or make it available to any third person other than employees, agents and contractors of the Party who reasonably need to know it in connection with the exercise of rights or the performance of obligations under this Agreement.

(b)	Subpoena:

In the event that any Party receives a request to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a Governmental Authority, such Party agrees to (i) immediately notify the other Party of the existence, terms and circumstances surrounding such a request; (ii) consult with the other Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, exercise its best [commercially reasonable] efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which the other Party so designates.

(c)	Injunctive Relief:

Each Party acknowledges and agrees that any unauthorized use or disclosure by it of any of the other Party's Confidential Information, in whole or part, will cause irreparable damage to the disclosing Party, that monetary damages would be an inadequate remedy and that the amount of such damages would be extremely difficult to measure. The receiving Party agrees that the disclosing Party shall be entitled to seek temporary and permanent injunctive relief to restrain the receiving Party from any unauthorized disclosure or use. Nothing in this Agreement shall be construed as preventing the disclosing Party from pursuing any and all remedies available to it for a breach or threatened breach of a covenant made in this Section 12, including the recovery of monetary damages from the receiving Party.

14.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

(a)	Mutual Representations of the Parties:

Each Party represents to the other that:

(i)	it is a company duly organized, validly existing and in good standing under the laws of its incorporation and it has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

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(ii)	this Agreement has been duly authorized, executed and delivered by it and constitutes a valid, binding and legally enforceable agreement of it;

(iii)	the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any commercial arrangements, obligations, contract, agreement or instrument to which it is either bound or subject; and

(iv)	the execution and delivery of this Agreement and the performance of its covenants and agreements herein contained shall comply in all respects with all laws and regulations to which it or its business is subject.

(b)	Additional representations of Ehave:

Ehave represents to Collaborator that Ehave possesses the knowledge, skill and experience necessary for the provision and completion of the Services in accordance with the terms of this Agreement.

(c)	Warranties

Ehave warrants that:

(i)	it shall perform the Services in a professional and timely manner in accordance with the standards of its industry; and

(ii)	for the duration of the Term, the Software will substantially operate in accordance with, and have the functions set out in, the Specifications.

(d)	Exclusion of Other Warranties:

Except as otherwise expressly stated in this Agreement, there are no express or implied warranties or conditions in relation to the Service, the Ehave Platform, Software or User Documentation that are the subject matter of this Agreement, including implied warranties or conditions of merchantable quality, fitness for a particular purpose, or non-infringement, or that the services, Ehave Platform, Software or User Documentation will meet Collaborator’ needs or will be available for use at any particular time or will be error free. Under no circumstances will Ehave be liable for the results of Collaborator use or misuse of the Services, including any use contrary to Applicable Law.

15.	INSURANCE

(a)	Required Insurance: Ehave shall, at all times during the currency of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, maintain the following policies of insurance in effect:

(i)	a comprehensive general liability insurance policy, with minimum coverage of five hundred thousand dollars ($500,000) per occurrence and in the annual aggregate for product liability and completed operations, covering bodily and personal injury, including death, and property damage, including loss of use; and

(ii)	an information and network technology blended liability insurance policy with an insured limit of at least five hundred thousand dollars ($500,000) in the aggregate.

(b)	Evidence of Insurance: Upon the execution of this Agreement or at any time at Collaborator' request during the term of this Agreement, Ehave shall provide Collaborator with evidence of the aforementioned insurance coverage in the form of a certificate of insurance acceptable to Collaborator. Ehave will not permit any such insurance policy to lapse. In the event of any material change or cancellation of the required insurance policies, Ehave will provide thirty (30) calendar days' prior written notice to Collaborator and will promptly replace such insurance policy in accordance with this Section 12, without lapse in coverage.

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16.	INDEMNITIES

(a)	Intellectual Property Indemnity

Ehave shall defend at its own expense any claim, proceeding or suit (a “Claim”) brought against Collaborator or any of its Authorized Users to the extent such Claim alleges that any of the Service, Software or User Documentation furnished hereunder infringes any Canadian copyright, patent or registered trademark of a third person, and will indemnify and pay all damages which by final judgment or settlement may be assessed against Collaborator on account of such infringement, provided that:

(i)	Ehave is given prompt written notice of the Claim or of any allegations or circumstances known to Collaborator which could result in a Claim;

(ii)	Ehave is given all reasonable information and assistance from Collaborator, at Ehave’s expense, which Ehave may require to defend the Claim;

(iii)	Ehave is given sole control of the defence of the Claim, and all negotiations for the settlement or compromise thereof; and

(iv)	the alleged infringement does not result from any non-permitted uses, alterations, modifications or enhancements carried out by Collaborator or on its behalf by a third person.

If such Claim has occurred, or in Ehave’s opinion is likely to occur, Ehave may, at its option and expense, either procure for Collaborator the right to continue using the Service, Software or User Documentation or modify the same so that it becomes non-infringing without loss of functionality, or if none of the foregoing alternatives is reasonably available and at Ehave’s discretion, discontinue the Service and use of the Software and refund to Collaborator any pre-paid and unused portion of the Fees paid by Collaborator in respect of use of the Services. The foregoing states the entire obligations of Ehave with respect to any infringement of Intellectual Property Rights of any third Person.

(b)	Collaborator' Indemnity

Collaborator shall defend at its own expense any Claim brought against Ehave, its affiliates, directors, officers, employees and agents, to the extent such Claim: (i) alleges, directly or indirectly, that any Collaborator Data infringes any Canadian copyright, patent or registered trademark of a third person; alleges, directly or indirectly, that the Collaborator Data contains any Objectionable Content; or (iii) is in relation to Collaborator's use of the Service, including contrary to Applicable Law, except however to the extent as Ehave has indemnified Collaborator pursuant to Section 15(a); provided that Collaborator is given:

(i)	prompt written notice of the Claim or of any allegations or circumstances known to Ehave which could result in a Claim;

(ii)	all reasonable information and assistance from Ehave, at Collaborator's expense, which Collaborator may require to defend the Claim; and

(iii)	sole control of the defence of the Claim, and all negotiations for its settlement or compromise thereof.

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17.	LIMITATION OF LIABILITY

(a)	Consequential Damages

Subject to Section 16(c), in no event shall either Party be liable to the other for any consequential, incidental, exemplary or punitive damages even if advised in advance of the possibility of such damages. Further Ehave shall not be liable to Collaborator for any lost revenue, lost profit or lost savings.

(b)	Limitation of Direct Damages

Subject to Section 16(c), in respect of any claim, demand or action by Collaborator against Ehave or any of its employees, directors, officers, or agents whether based in contract, tort (including negligence), or otherwise, including a breach by Ehave of any of its obligations under this Agreement (whether or not a fundamental breach), the Collaborator’ sole and exclusive remedy shall be to receive from Ehave payment for actual and direct damages to a maximum aggregate amount equal to the amount paid by Collaborator to Ehave in the three (3) months preceding the date of the event.

(c)	Exceptions to Limitations

Notwithstanding Sections 16(a) and 16(b), neither Party excludes or limits any liability for:

(i)	personal injury or death to the extent that such injury or death results from the negligence or wilful misconduct of a Party or its employees;

(ii)	fraud, fraudulent misrepresentation or fraudulent concealment;

(iii)	the Party’s obligations set out in Sections 5(a), 5(b), 5(c), 6(c), 12 or 15; or

(iv)	Collaborator’ payment obligations contained herein.

18.	FORCE MAJEURE

Except for any obligation to make payments, any delay or failure of either Party to perform its obligations under this Agreement or under any Exhibit attached hereto shall be excused if, and to the extent, that the delay or failure is caused by an event or occurrence beyond the reasonable control of the Party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, action by any Governmental Authority (whether valid or invalid), fires, flood, wind storms, explosions, riots, natural disasters, wars, terrorist acts, sabotage, labour problems (including lock-outs, strikes and slow downs, except for any labour problems of the Party claiming a force majeure event), or court order or injunction; provided that written notice of delay (including anticipated duration of the delay) shall be given by the affected Party to the other Party within two (2) Business Days of the affected Party first becoming aware of such event. If requested by the unaffected Party, the affected Party shall, within two (2) Business Days of the request, provide adequate assurances that the delay shall not exceed ten (10) Business Days. In the event that the force majeure event lasts for fifteen (15) Business Days or longer, either Party shall have the option to terminate this Agreement upon written notice to the other without liability.

19.	DISPUTE RESOLUTION

(a)	Discussions:

Each Party agrees to utilize all reasonable efforts to resolve any dispute, whether arising during the term of this Agreement or at any time after the expiration of termination of this Agreement, which touches upon the validity, construction, meaning, performance or affect this Agreement or the rights and liabilities of the Parties or any matter arising out of or connected with this Agreement, promptly and in an amicable and good faith manner by negotiations between the Parties.

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(b)	Mediation:

Either Party may submit a dispute to mediation by providing written notice to the other Party. In the mediation process, the Parties will try to resolve their differences voluntarily with the aid of a single, impartial mediator, who shall attempt to facilitate negotiations. The mediator shall be selected by agreement of the Parties. If the Parties cannot otherwise agree on a mediator within five (5) Business Days, a single mediator shall be designated by the ADR Institute of Canada, Inc. or any successor organization (“ADR”) at the request of a Party. Any mediator so designated must not have a conflict of interest with respect to any Party. The mediation shall be conducted as specified by the mediator and agreed upon by the Parties. The Parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and therefore shall be confidential. The mediator may not testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs and legal fees in the mediation. The Parties shall share the fees and expenses of the mediator equally.

(c)	Arbitration:

Subject to Section 18(d), any dispute that has proceeded through mediation established in Section 18(b) without resolution may be submitted to arbitration. Any arbitration conducted pursuant to this Agreement shall take place in the City of Toronto, Ontario. The costs of the arbitration shall be borne equally by the Parties or as may be specified in the arbitrator's decision. The provisions of the Arbitration Act of Ontario, as amended, except as otherwise provided in this Agreement shall govern the arbitration process. The Parties agree to exclude the appeal provisions of the Arbitration Act, as may be amended from time to time, and in particular, section 45 thereof. The determination arising out of the arbitration process shall be final and binding upon the Parties to the arbitration.

(d)	Exceptions to Arbitration:

The following matters shall be excluded from arbitration under this Agreement:

(i)	any disputes involving third Persons;

(ii)	breach of confidentiality by either Party; and

(iii)	intellectual property claims, whether initiated by third Persons or by one of the Parties to this Agreement.

20.	MISCELLANEOUS

(a)	Notice:

Every notice or other communication hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by fax (receipt of which is confirmed) to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To: Ehave	To: Collaborator

277 Lakeshore Road East	5 Director Court
Suite 203	Suite 105
Oakville, Ontario	Vaughan, Ontario
Canada	Canada
L6J 6J3	L4L 4S5

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Attention: Prateek Dwivedi, President & CEO Attention: Craig Leon, CEO

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by national courier service for next Business Day delivery or if sent by fax. Any correctly addressed notice or last known address of the other Party that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities by mail, through messenger or commercial express delivery services.

(b)	Modifications:

The Parties may modify this Agreement only upon written agreement.

(c)	Further Assurances:

Each Party shall take such action (including, but not limited to, the execution, acknowledgement and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

(d)	Relationship:

The Parties are independent contractors and no other relationship is intended. Nothing herein shall be deemed to constitute either Party as an agent, representative or employee of the other Party, or both Parties as joint venturers or partners for any purpose. Neither Party shall act in a manner that expresses or implies a relationship other than that of independent contractor. Each Party shall act solely as an independent contractor and shall not be responsible for the acts or omissions of the other Party. Neither Party will have the authority or right to represent nor obligate the other Party in any way except as expressly authorized by this Agreement.

(e)	Enurement:

This Agreement shall enure to the benefit of and be binding upon each of the Parties hereto and their permitted successor and assigns.

(f)	No Assignment:

Neither this Agreement nor any rights or obligations hereunder shall be assignable by a Party without the prior written consent of the other Party.

(g)	Counterparts and Facsimile Execution and Delivery:

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or email and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party as of the date of receipt thereof by the receiving Party or such other date as may be specified by the sending Party as part of such transmission.

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(h)	Language:

It is the Parties desire and agreement that this Agreement and all Exhibits and associated documentation be drafted in English. Les Parties conviennent que la présente convention et tous les documents s’y rattachant, soient rédigés en anglais.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed as of the date first written above by an officer authorized in that behalf.

EHAVE, INC.		REVIVE THERAPEUTICS LTD.

per:	/s/ Prateek Dwivedi	per:	/s/ Craig Leon
Name:	Prateek Dwivedi	Name:	Craig Leon
Title:	CEO	Title:	Chairman & CEO

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EXHIBIT “A”
AUTHORIZED USERS, TERM, FEES, PAYMENT TERMS AND INVOICING

This Exhibit “A” is attached to and forms a part of the Services Agreement dated February 28, 2018 and made between Ehave, Inc. (“Ehave”) and Revive Therapeutics Ltd. (“Collaborator”) (the “Agreement”).

1.	USE METRICS

Fees will be based on the number of patient records that Collaborator in blocks of 100. Once Collaborator has exceeded the number of patient records for a block, then Collaborator must pay the applicable fee for the next block of patients. Once Collaborator has moved to the next block, it cannot return to a lower level of blocks.

2.	Expiry Date

The Initial Term of this Agreement shall commence on the Effective Date and shall continue for one year.

3.	Fees

The first project will be the importation of data of the Collaborator preclinical study for liver (AIH) into the Ehave Platform. A Statement of Work for Professional Services Fees for the work to import the data will be agreed upon, and no further platform fees will be charged for this preclinical study. The study has the following characteristics:

•	Duration: 112 days
•	# of mice: 40
•	Examinations (i.e. body weights): once weekly
•	Clinical pathology: 1 occasion (on Day 56)
•	Necropsy: 50% of mice are sacrificed on Day 56 and remaining are sacrificed on Day 112 (bone marrow smears and in situ photos of liver)
•	Serum collection: 1 occasion at termination
•	Histopathology: all mice, tissue, blocks and unstained slides

For subsequent project(s), such as patient records, a Statement of Work will be agreed upon. Collaborator and Ehave to agree on list pricing based on scale, scope and duration of trials based on published trial protocols.

Professional Services Fees for consultation and integration deemed out of scope are billed at $150/hour. Prior to performing Professional Services that are deemed out of scope, Ehave and Collaborator shall agree in advance and in writing, the estimated cost and completion date of such further work and execute a Statement of Work.

For clarity, no Fees are to be invoiced to Collaborator upon execution of this Agreement.

4.	INVOICING AND PAYMENT TERMS

(a)	Invoicing:

Ehave shall invoice Collaborator monthly in arrears.

Invoices shall be submitted electronically to the following address:

Angela Fuda – angela@revivethera.com

(b)	Payment Terms:

All invoices are payable by Collaborator upon receipt, however, interest on late payments will accrue only from the date that is 10 calendar days from the date of the invoice.

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EXHIBIT “B”
HELP DESK SERVICES

This Exhibit “B” is attached to and forms a part of the Software as a Service Agreement dated February 28, 2018 and made between Ehave, Inc. (“Ehave”) and Revive Therapeutics Ltd. (“Collaborator”) (the “Agreement”).

1.	DEFINITIONS

Any capitalized terms not defined in this Exhibit “B” shall have the meaning ascribed to them in the Agreement. In addition to the definitions contained in the main part of the Agreement, the following terms shall have the following meanings for the purposes of this Exhibit “B”:

“Collaborator Support Person” shall have the meaning ascribed to it in Section 3 of this Exhibit “B”.

“Defect” means any material deviation in the functioning of the Software from, or any failure of the Service or the Ehave Platform to work in accordance with, the specifications as set out in the User Documentation.

“Problem Notification Time” means the date and time that Collaborator notifies Ehave of a Defect, as recorded by Ehave.

2.	SCOPE

(a)	Inclusion:

Support services consist of technical assistance as described in Section 4 of this Exhibit “B”

(b)	Excluded:

Support services do not include:

(i)	development or any Customizations;

(ii)	consultation on Collaborator internal operations;

(iii)	training;

(iv)	on-site support; and

(v)	any services not explicitly stated in this Exhibit “B”.

Any request for assistance that is not within the scope of the support services shall be subject to a charge per contact.

3.	CUSTOMER POINT OF CONTACT

Collaborator must designate a single staff member who shall be responsible for all day-to-day communications with Ehave for support services. Collaborator will provide the contact name, telephone number and external e-mail address to Ehave, as well as ensure any alternate vacation or illness back up contact information is provided (the “Collaborator Support Person”). All calls for support must be directed to the Collaborator Support Person. The Collaborator Support Person shall diagnose the incident and if the Collaborator Support Person determines that the incident is a Defect, then the Collaborator Support Person shall contact Ehave.

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4.	SERVICE DESK

(a)	Availability:

Ehave’s service desk will be available to respond to queries from Collaborator during Business Hours on Business Days.

(b)	Classification:

When making an initial request for assistance, the Collaborator Support Person shall provide Ehave with an assessment of the severity of the Defect in accordance with the Severity Categories set out below and sufficient amount of information to permit Ehave to replicate the Defect.

(c)	Response:

After Ehave responds to the Collaborator Support Person based on his/her assessment of the Severity Category, Ehave will either confirm or assign a different Severity Category in accordance with the classifications contained in this Section 4(c). Notwithstanding any other provision of this Exhibit “B”, Ehave has final authority in determining the Severity Category of all problems and in determining the priority of repair of Severity Category 1 through Severity Category 2 Defects. After determining the severity of the Defect, Ehave shall commence resolution procedures. Ehave shall respond to a Defect within the time stipulated based on the severity of the Defect. Ehave shall use commercially reasonable efforts to resolve the Defect within the target resolution times based on the severity of the Defect. Target resolution times commence once Ehave has confirmed or determined the Severity Category and communicated it to Collaborator. Section 5 of this Exhibit “B” sets out the descriptions of the Severity Categories, response times and target resolution times and support procedures.

5.	SEVERITY CATEGORIES

(a)	Classifications:

Defects will be classified using the following definitions:

Category	Classification	Definition
1	Critical	Collaborator is unable to access the Services
2	High	Collaborator is significantly inhibited from working with the Software
3	Medium	Collaborator’s use of the Software is impaired, but Collaborator is not unable to process a transaction and a workaround is possible
4	Low	Collaborator is able to process a transaction

25.

(b)	Support Procedures:

After assigning a Severity Category to a Defect, in accordance with Section 5(a) of this Exhibit “B”, Ehave will determine the escalation procedure to be followed, in accordance with the following:

(i)	Level 0:

A technical support specialist works to analyze and verify the problem reported in a Collaborator support query. A service number, bug number or feature request number may be associated with each query. The problem may be broken up into component issues. For Severity Category 1 and 2 problems, if the problem is not resolved at this within 4 Business Hours of Ehave’s response to Collaborator, it will be escalated to Level 1. For severity Category 3 problems, if the problem is not resolved at this Level within 24 Business Hours of Ehave’s response to Collaborator, it will be escalated to Level 1. Severity Category 4 will be resolved at this level only.

(ii)	Level 1:

If initial efforts fail to resolve a problem, the situation is re-evaluated by Ehave in conference with available members of the technical support group. For Severity Category 1 problems, if the problem is not resolved at this Level within 8 Business Hours of escalation to this level, it will be escalated to Level 2. For Severity Category 2 problems, if the problem is not resolved at this Level within 16 Business Hours of escalation to this level, it will be escalated to Level 2. Severity Category 3 will be resolved at this level only.

(iii)	Level 2:

If re-evaluation under Level 1 fails to provide a resolution, the Collaborator will be notified, and the product developer(s) for the Software will be consulted. For Severity Category 1 problems, if the problem is not resolved at this Level within 16 Business Hours of escalation to this level, it will be escalated to Level 3. Severity Category 2 will be resolved at this level only.

(iv)	Level 3:

If the product developer(s) are unable to rectify the problem, the product manager is apprised of the situation and will determine the final course of action.

The escalation procedures and Severity Categories set out in this Exhibit “B” are subject to change by Ehave without providing prior notice to the Collaborator. However, at Collaborator' request, Ehave will provide Collaborator with information relating to Ehave’s then current Severity Categories and escalation procedures.

26.

EXHIBIT “C”
SERVICE LEVEL OBJECTIVES

This Exhibit “C” is attached to and forms a part of the Software as a Service Agreement dated February 28, 2018 and made between Ehave, Inc. (“Ehave”) and Revive Therapeutics Ltd. (“Collaborator”) (the “Agreement”).

1.	SERVICE LEVEL OBJECTIVE

(a)	Objective:

Ehave’s objective is to have Service Availability (as defined below) of the Ehave Platform equal to or greater than ninety-nine point nine percent (99.9%).

(b)	Definition:

Any capitalized terms not defined in this Exhibit “C” shall have the meaning ascribed to them in the Agreement. In addition to the definitions contained in the main part of the Agreement, the following terms shall have the following meanings for the purposes of this Exhibit “C”:

“Service Availability” is defined as, in any calendar month:

Service Minutes – unplanned outages during Service Minutes

Service Minutes

where:

“Service Minutes” is defined as Minutes of Availability less Scheduled Outage less Other Permitted Outages.

“Minutes of Availability” means: (A) the total number of minutes in the applicable calendar month; less (B) that number of minutes in the applicable calendar month for any routine maintenance as set out in in Section 4(c) of the main part of the Agreement.

“Scheduled Outage” means, that number of minutes in the applicable calendar month for required repairs, preventative maintenance, system upgrades or other similar activities, which cannot be performed during scheduled routine maintenance windows and which Ehave provided Collaborator reasonable advance notice thereof.

“Other Permitted Outages” means any outages caused by: (i) the actions, inactions or omissions of Collaborator, its Authorized Users /or any third person that is not a contractor to Ehave; (ii) circumstances that constitute an event of force majeure under the Agreement; or (iii) unauthorized use or misuse by Collaborator of the Services or breach by the Collaborator of the terms of the Agreement.

2.	REPORTING AND ESCALATION

(a)	Reporting:

Ehave will provide Collaborator a monthly report describing the System Availability percentage for the Service either: (i) by email following a request from Collaborator for such report; or (ii) through the Service.

(b)	Escalation:

In the event that Ehave fails to meet the Service Availability objective set out in Section 1 of this Exhibit “C” in a particular month, then within ten (10) Business Days from receipt by Ehave from Collaborator of a query regarding such failure, Ehave will submit to Collaborator a written explanation of the failure and a rectification plan to prevent or minimize the likelihood of a recurrence.

27.

EXHIBIT “D”
SECURITY REQUIREMENTS

To be agreed upon and updated during first trial.

SCHEDULE “1”
IMPLEMENTATION PLAN

This Schedule “1” is attached to and forms a part of the Software as a Service Agreement dated February 28, 2018 and made between Ehave, Inc. (“Ehave”) and Revive Therapeutics Ltd. (“Collaborator”) (the “Agreement”).

To be agreed upon and updated during first trial.

SCHEDULE “2”
COLLABORATION ACTIVITIES

This Schedule “2” is attached to and forms a part of the Software as a Service Agreement dated February 28, 2018and made between Ehave, Inc. (“Ehave”) and Revive Therapeutics Ltd. (“Collaborator” or “Revive”) (the “Agreement”).

1.	Purpose of Collaboration:

Revive and Ehave plan to collaborate on conducting trials both in the traditional pharmaceutical drug regulatory regime and in the medical and recreational cannabis regulatory regime.

The initial pharmaceutical drug for such collaboration is to be agreed upon before first trial.

2.	Ehave Responsibilities

(a)	Ehave shall provide the following reports to facilitate Revive sales and marketing operations:

To be agreed upon before first trial.

(b)	For the duration of the Term of the Agreement, Ehave will provide aggregate patient data specific to clinical context and patient outcomes for Revive content, as allowed by consent and standard research ethics approvals. For patients of Revive where full consent has been obtained, all patient data will be provided to Revive. Revive shall own all clinical results and data generated from trials conducted within the partnership, subject to the licenses set out in the Agreement.

3.	Joint Marketing Activities

As soon as possible after the execution of the Agreement, Ehave and Revive will develop a plan for joint public relation and marketing activities to be performed by each of Ehave and Revive. Such plan may include:

•	co-branding content under the each other's brands;

•	commitment to jointly invest in co-marketing funds to help with market education and to raise awareness of the licensed and co-developed content.